Exhibit 10.3

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W

PRIVATE AND CONFIDENTIAL

To be returned to bank

Our Ref: 5/2021/134552/CM&EM2608/TT/RC

03 September 2021

TDCX (SG) PTE. LTD.

750D, Chai Chee Road

#06-01/06 ESR Bizpark @ Chai Chee

Singapore 469004

Attn:	Mr Laurent Junique

Dear Sir(s)/Madam

CREDIT FACILITIES

We, Oversea-Chinese Banking Corporation Limited (the “Bank”), are pleased to make available to you the facilities set out below (collectively “the Facilities” and each a “Facility”), for a total amount not to exceed at any one time S$43,680,000, subject to the following terms and conditions.

The availability of the Facilities is also subject to completion of legal documentation and based on the Standard Terms and Conditions Governing Banking Facilities.

1.	LIMITS/QUANTUM

Limit
1.1 Interest Rate Derivatives		S$3,500,000

1.2 Foreign Exchange		S$5,000,000

1.3 Banker’s Guarantee (Maximum Tenor: 5 years Maximum Claim Period: 3 months)		S$1,500,000

1.4 SGD Specific Advance Facility		S$20,000,000

Within SGD Specific Advance Facility limit, sublimit for:

1.4.1 Standby Letters of Credit (Maximum Tenor: 12 months)		(US$2,000,000)

1.5 Multi-currency Specific Advance Facility (Maturity date: 19/10/2023)		S$13,680,000

	Total:	S$43,680,000

Combined outstanding under 1.4 to 1.4.1 shall not exceed S$20,000,000 and/or individual sublimit at any one time.

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	2
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

2.	PURPOSE

2.1 Interest Rate Derivatives	:	For interest rate derivative transactions (including interest rate swaps) up to 5 years.

2.2 Foreign Exchange	:	For forward contract including non-deliverable forward / currency options and non-deliverable forward options / FX swaps up to 6 months.

2.3 Banker’s Guarantee	:	For the issuance of one or more Banker’s Guarantees.

2.4 SGD Specific Advance Facility	:	For working capital requirements.

2.5 Standby Letters of Credit	:	For the issuance of one or more Standby Letters of Credit to OCBC Wing Hang China for the purpose of securing facilities to entities within the group and within China.

2.6 Multi-currency Specific Advance Facility	:	To repay off the Refinancing Facility. For avoidance of doubt, the Refinancing Facility shall be cancelled upon the drawdown of the Multi-currency Specific Advance Facility.

3. PRICING

3.1 Banker’s Guarantee	:	Commission at 1.00% per annum subject to minimum of S$500.

3.2 SGD Specific Advance Facility	:	1.25% per annum over the Bank’s prevailing Cost of Funds as determined by the Bank for interest periods of up to 6 months at your option.

3.3 Standby Letters of Credit	:	As per the Bank’s prevailing schedule of charges.

3.4 Multi-currency Specific Advance Facility	:	1.25% per annum over the Bank’s prevailing Cost of Funds as determined by the Bank for interest periods of up to 3 months at your option.

The rate(s) applicable to the relevant Facility shall hereinafter be referred to as the “Prescribed Rate”. The Bank shall, at its absolute discretion at any time upon notification (but without your consent), be entitled to revise the Prescribed Rate, the periodic rests applicable to the relevant Facility, and the commission, fee or bank charges in respect of any of the Facilities granted to you. Such notification shall be conclusive and binding on you.

For the purpose of this Facility Letter, “Cost of Funds” means in relation to any period the rate payable by the Bank for the cost of borrowing in the currency of the relevant Facility for such period in respect of the relevant amount and (i) in the case of borrowing in Singapore Dollars, it means in relation to any period the rate payable

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	3
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

by the Bank for the cost of borrowing in Singapore Dollars for such period in respect of the relevant amount plus the cost of maintaining statutory reserves and liquid assets and/or complying with other requirements as may be imposed from time to time by the Monetary Authority of Singapore (“MAS”) or such other authorities having jurisdiction over banks in Singapore and (ii) in the case of borrowing in foreign currencies, it means in relation to any period the rate payable by the Bank for the costs of borrowing such foreign currencies for such period in respect of the relevant amount plus the cost of maintaining statutory reserves and liquid assets and/or complying with other requirements as may be imposed from time to time by MAS or such other authorities having jurisdiction over banks in Singapore.

For the avoidance of doubt, the revised pricing and/or Prescribed Rate shall include among others, the aggregate of the margin, the Bank’s Cost of Funds (from whatever source it reasonably selects) and any mandatory cost.

4.	SECURITY/SUPPORT

The Facilities will be secured by the following in form and substance satisfactory to the Bank:-

4.1	Existing Deed of Guarantee and Indemnity for all monies dated 18/09/2018 from Junique Laurent Bernard Marie.

The Bank will discharge Junique Laurent Bernard Marie as guarantor in the event that you or your Group is successful in your public listing in an acceptable stock exchange and upon execution of a new Deed of Guarantee and Indemnity for all monies from TDCX Inc.

4.2	Existing Deed of Guarantee and Indemnity for all monies dated 21/05/2021 from TDCX Holdings Pte. Ltd.

5.	INTEREST RATE DERIVATIVES FACILITIES

5.1

With regard to any transaction relating to the Interest Rate Derivatives Facilities that are granted to you, you shall allow the Bank a right of first refusal to enter into any such transaction with you. All such transactions shall be subject to the terms of an ISDA Master Agreement entered or to be entered into between you and the Bank.

6.	FOREIGN EXCHANGE FACILITIES

6.1

The Foreign Exchange Facility is subject to foreign exchange availability which is determined solely by the Bank. Before a forward contract is rolled over on maturity, you will cover the unrealised loss, if any. The Bank reserves the right to deliver funds only upon receipt of funds by the Bank. Unless otherwise governed by an ISDA Master Agreement entered or to be entered into between you and the Bank, all transactions under the Foreign Exchange Facility shall be subject to the Standard Terms and Conditions Governing Foreign Exchange Transactions.

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	4
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

7.	TRADE FACILITIES

Banker’s Guarantee / Standby Letters of Credit

7.1	The Banker’s Guarantee / Standby Letters of Credit shall be in format acceptable to the Bank.

7.2	Banker’s Guarantee tenor of 5 years is restricted for Banker’s Guarantee issued favoring Singapore Airlines. Other beneficiaries are for 1 year tenor only.

Other Condition in relation to Trade Facilities

Notwithstanding anything to the contrary, the availability of any of the Trade Facilities stated above is subject to the absolute discretion of the Bank. As such, the Bank shall have the absolute discretion to reject your application for the Trade Facilities stated above and the Bank shall not be under any obligation whatever to render you any reason for its decision.

8.	SGD SPECIFIC ADVANCE FACILITY

Availability/drawdown:

8.1

Subject to the availability of funds to the Bank the SGD Specific Advance Facility (“SGD SAF”) will be available for drawdown by you from time to time on a revolving basis provided always that at any one time the aggregate principal sum of all advances made under the SGD SAF and remaining unpaid shall not exceed the SGD SAF limit applicable at that time.

8.2	Subject to the Bank’s absolute discretion to permit otherwise:-

(a)	Each advance from the SGD SAF shall be of an amount of not less than S$100,000 and of integral multiples of S$100,000.

(b)

The duration of each interest period shall be up to 6 months as notified to the Bank in your Notice of Drawing relating thereto. You shall select such interest periods as which shall enable you to comply with your obligations under this Facility Letter.

(c)	Each interest period shall start on the last day of the preceding such period and the first interest period shall begin on the date of the first advance.

(d)	The Notice of Drawing under the SGD SAF:-

(i)	subject to the Bank’s absolute discretion to permit otherwise, shall be given by you to the Bank not later than 11.00 a.m. on the third Business Day prior to the intended date of advance;

(ii)	must specify a proposed date of the advance which is a Business Day; and

(iii)	must be in writing in the form attached to this Facility Letter and shall be irrevocable and binding on you.

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	5
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

(e)

If you fail to give the Notice of Drawing in accordance with paragraphs (b) and (d) above, the interest period shall, subject to the other provisions of this Clause, be for a period equal in length to 1 month.

(f)

Any interest period which would otherwise end on a non-Business Day shall end on the next Business Day in that calendar month if there is one, or if there is not, on the immediately preceding Business Day.

Repayment:

8.3	The SGD SAF is repayable on demand. Without prejudice to the aforesaid, each advance with interest thereon shall be repaid on its due date or rolled over at the Bank’s absolute discretion.

8.4	Amounts drawn under the SGD SAF can only be redrawn on its due date.

8.5	Prepayment of drawings is permitted but subjected to breakfunding cost.

9.	MULTI-CURRENCY SPECIFIC ADVANCE FACILITY

Availability/drawdown:

9.1

Subject to the availability of funds to the Bank the Multi-currency Specific Advance Facility (“MSAF”) will be available for drawdown by you from time to time on a revolving basis provided always that at any one time the aggregate principal sum of all advances made under the MSAF and remaining unpaid shall not exceed the MSAF limit applicable at that time.

9.2	Subject to the Bank’s absolute discretion to permit otherwise:-

(a)	Each advance from the MSAF shall be of an amount of not less than S$100,000 and of integral multiples of S$100,000.

(b)

The duration of each interest period shall be up to 3 months as notified to the Bank in your Notice of Drawing relating thereto. You shall select such interest periods as which shall enable you to comply with your obligations under this Facility Letter.

(c)	Each interest period shall start on the last day of the preceding such period and the first interest period shall begin on the date of the first advance.

(d)	The Notice of Drawing under the MSAF:-

(i)	subject to the Bank’s absolute discretion to permit otherwise, shall be given by you to the Bank not later than 11.00 a.m. on the third Business Day prior to the intended date of advance;

(ii)	must specify a proposed date of the advance which is a Business Day; and

(iii)	must be in writing in the form attached to this Facility Letter and shall be irrevocable and binding on you.

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	6
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

(e)

If you fail to give the Notice of Drawing in accordance with paragraphs (b) and (d) above, the interest period shall, subject to the other provisions of this Clause, be for a period equal in length to 1 month.

(f)

Any interest period which would otherwise end on a non-Business Day shall end on the next Business Day in that calendar month if there is one, or if there is not, on the immediately preceding Business Day.

Repayment

9.3	The MSAF is repayable on demand. Without prejudice to the aforesaid, each advance with interest thereon shall be repaid on its due date or rolled over at the Bank’s absolute discretion.

9.4	Amounts drawn under the MSAF can only be redrawn on its due date.

9.5	Prepayment of drawings is permitted but subjected to breakfunding cost.

9.6	The MSAF is subject to 9 equal quarterly reduction of S$1,520,000 on interest payment dates, commencing on 19/10/2021, until the MSAF is fully repaid.

Notwithstanding the above, the above reduction schedule shall always be subject to review at the Bank’s absolute discretion. The Bank shall have the right and shall be entitled to cancel and demand repayment of the outstanding MSAF at any time by notice to you in writing.

10.	FINANCIAL COVENANTS

10.1	You shall maintain your Tangible Networth at not less than S$25,000,000 at all times.

Tangible Networth is defined as networth less the sum of intangibles.

10.2	Your Total Indebtedness to Tangible Networth shall not exceed 2 times at all times.

Total Indebtedness is defined as the total loans, Banker’s Guarantee amounts and all interest, commissions, fees, expenses and other moneys whatsoever which are at that time owing or expressed to be payable.

10.3	You shall procure that TDCX Inc (consolidated level) shall maintain Debt Service Coverage Ratio (“DSCR”) of not less than 2 times at all times.

DSCR is defined as Earnings Before Interest, Taxes, Depreciation and Amortisation (“EBITDA”) divided by short-term debt, current portion of long-term loan and interest repayments.

10.4	You shall procure that TDCX Inc’s Total Net Debt to EBITDA shall not exceed 2 times at all times.

Net Debt is defined as total bank borrowings deducting the aggregate amount of cash and cash equivalents investments held by any member of the Group.

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	7
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

11.	CONDITIONS PRECEDENT TO AVAILABILITY OF FACILITIES

Applications by you to use the Facilities will not be accepted by the Bank unless you comply with all the conditions/covenants set out in this Facility Letter and such other provisions as the Bank may determine from time to time, and upon:-

11.1	receipt of the following (where applicable) in form and substance acceptable to the Bank, including but not limited to:-

(a)

Copy of your Certificate of Incorporation and Memorandum and Articles of Association and that of the guarantors, mortgagors, third party depositors and any persons (other than you) providing security for the Facilities (collectively “the Surety”), certified as a true copy by a director or the company secretary.

(b)

Copy of your Board Resolutions and Shareholders’ Resolutions (if required by the Bank) and that of the Surety, if a corporation, in the Bank’s prescribed format and duly certified as a true copy by two directors or a director and the company secretary.

(c)

The duplicate of this Facility Letter and all security and support documents containing such terms and conditions as the Bank may in its absolute discretion require duly executed, stamped (where applicable) and perfected.

(d)	Forms of Confirmation and Consent duly executed by the existing Guarantors.

(e)	Form for appointment of process agent duly executed.

(f)	Legal opinion by a legal counsel in the country of incorporation of the foreign Guarantor, TDCX Inc.

(g)	Duly executed ISDA Master Agreement.

(h)	Schedule to the ISDA Master Agreement.

(i)	Risk Disclosure Statement.

(j)	Board Resolutions authorising your entry into the ISDA Master Agreement and transact in swap and derivative transactions.

11.2	the following conditions being satisfied:-

(a)

There is no material adverse change in your financial condition, operating environment, management or any other conditions which in the opinion of the Bank will materially affect your ability to perform your obligations under this Facility Letter.

(b)

There exists no event of default as set out in the Bank’s Standard Terms and Conditions Governing Banking Facilities or any other event which would, with the giving of notice or passing or lapse of time and/or a relevant determination, constitute an event of default.

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	8
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

(c)

All representations and warranties contained in this Facility Letter and in the Bank’s Standard Terms and Conditions Governing Banking Facilities have been complied with and would be correct in all respects if repeated on the date of advance, drawdown or availment of each of the Facilities by reference to the circumstances then existing.

(d)	You shall provide any other document(s) as may be required by the Bank from time to time and adhere to and abide by all other conditions precedent as the Bank may in its absolute discretion impose.

12.	BREAKFUNDING COSTS

12.1

If you fail to effect drawdown in respect of the SGD SAF and MSAF, or satisfy the conditions for advance after the Notice of Drawing has been given by you, in addition to the other remedies of the Bank hereunder, you shall on demand, pay to the Bank such amount as the Bank may certify as necessary to compensate it for any costs incurred by the Bank resulting from your failure to effect the drawdown or a failure to satisfy the conditions for the advance, including but not limited to losses from re-employment of funds borrowed or contracted for to fund the advance at rates lower than the cost of such funds.

12.2

Any breakfunding costs incurred by the Bank, in respect of any amount prepaid before its original due date or in unwinding its funding prematurely (as determined by the Bank in its sole discretion) shall be borne by you and payable on the Bank’s demand notwithstanding that the prepayment or full settlement before the maturity of the Facilities is requested by the Bank.

13.	DEFAULT INTEREST

13.1

Default interest shall be payable at the rate of 4.75% per annum over the Bank’s Cost of Funds prevailing from time to time for financing in Singapore Dollars and 4.75% per annum over the Bank’s foreign currency prime for financing in foreign currencies or such other rates as may be determined by the Bank in its absolute discretion on the following:-

(a)	any part of the Facilities that is not paid on due date or upon demand, as the case may be; and

(b)	any utilisation in excess of the approved limit of the Facilities.

14.	OTHER TERMS AND CONDITIONS

14.1	You shall procure that Junique Laurent Bernard Marie shall at all times:-

(a)	owns (directly or indirectly) at least 51% of your issued and paid-up share capital.

(b)

(i) is appointed as your Chief Executive Officer (ii) has and maintains the power to direct and (iii) is and remains actively involved in your management and in control throughout the tenor of the Facilities.

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	9
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

14.2	You shall procure that TDCX Inc submit the public filing in New York Stock Exchange to the Bank by 30/09/2021.

14.3	You shall maintain a minimum amount equivalent to S$1,900,000 in the current account (account number:713003945001) maintained with the Bank at all times until the full repayment of the MSAF.

14.4	You may declare dividends provided that there is no breach of the Bank’s existing financial covenants.

14.5

You and your group of companies shall give the Bank the first right to pitch for trade and working capital, treasury (include interest hedging and foreign exchange) and/or corporate finance businesses throughout the tenor of the Facilities.

14.6	Negative Pledge

So long as any monies remain outstanding and unpaid to the Bank, the TDCX Group (defined as you and your subsidiaries) will not create or have outstanding any security on or over the whole or any part of yours/their present or future property, undertaking, assets or revenue of any kind to secure indebtedness except for:-

(i)	Existing security which has been disclosed to the Bank provided there is no increase in the amount already secured;

(ii)	Liens or rights of set-off arising solely by operation of law in the ordinary course of business; and

(iii)

Any security on or over yours/their respective assets acquired or developed by it for the sole purpose of financing the acquisition or development of such assets and securing a principal amount not exceeding the cost of that acquisition or development.

14.7

You shall procure that TDCX Holdings Pte. Ltd. undertakes and agrees that save for mortgages, charges, pledges, liens or any other encumbrances which are currently subsisting and which have been previously disclosed to the Bank, TDCX Holdings Pte. Ltd. shall not, without the Bank’s prior written consent, create or cause to subsist any mortgage, charge, pledge, lien or any other encumbrance whatsoever over the whole or any part of TDCX Holdings Pte. Ltd.’s undertakings and assets whatsoever and wheresoever situate, both present and future.

14.8

You shall procure that TDCX Holdings Pte. Ltd. undertakes and agrees that TDCX Holdings Pte. Ltd. shall ensure and procure that its payment obligations under the Facility Letter ranks and will at all times rank at least equally and rateably in all respects with all its other unsecured indebtedness except for such indebtedness as would, by virtue only of the law in force in Singapore from time to time, be preferred in the event of its dissolution.

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	10
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

14.9

You shall procure that TDCX Inc and all its subsidiaries undertake and agree that save for mortgages, charges, pledges, liens or any other encumbrances which are currently subsisting and which have been previously disclosed to the Bank, TDCX Inc and all its subsidiaries shall not, without the Bank’s prior written consent, create or cause to subsist any mortgage, charge, pledge, lien or any other encumbrance whatsoever over the whole or any part of TDCX Inc and all its subsidiaries’ undertakings and assets whatsoever and wheresoever situate, both present and future.

14.10

You shall provide documentary proof of the release of the share charge (from new lender for the Term Loan of S$250,000,000) of Junique Laurent Bernard Marie’s shares in TDCX Inc, TDCX Inc’s shares in TDCX (KY) Pte Ltd and TDCX (KY) Pte Ltd’s shares in TDCX Holdings Pte. Ltd. by 31/12/2022.

14.11	You shall undertake that no corporate guarantee from Material Subsidiaries within the TDCX Inc Group is to be provided for the Term Loan of S$250,000,000 with the new lender.

Material Subsidiaries is defined as any cash generating operating subsidiaries within the TDCX Inc Group which contributes at least 20% of the consolidated revenues of TDCX Inc. and its subsidiaries.

14.12	Documentation

This offer is subject to completion of all documentation (as the Bank may require) in form and substance acceptable to the Bank. If the documentation are not completed within three (3) months from the date of acceptance of this Facility Letter, then this offer will lapse, unless the Bank in its absolute discretion agrees in writing to extend this offer.

14.13	Applications

Each application by you to use the Facilities in whole or in part shall be a request by you to the Bank to extend financing on the terms set out or referred to in this Facility Letter. No commitment by the Bank to extend financing shall arise until any application by you is accepted by the Bank either expressly or by the Bank extending financing to you.

You shall, unless otherwise agreed to by the Bank, maintain at least one operating account with the Bank for the day-to-day operation of your business for so long as any sum remains owing under the Facilities. You agree that the volume of your transactions including FX spot, forward and derivative transactions and Interest Rate swap and derivative transactions with the Bank would reasonably correspond with the utilization of the Facilities as well as the level and nature of your business activities.

To the extent that the same are not inconsistent with the express terms herein, the Bank’s Standard Terms and Conditions Governing Banking Facilities and any amendments, supplements or replacements thereto from time to time shall form part of and be deemed to be incorporated in this offer.

This Facility Letter when accepted will supersede the Bank’s previous Facility Letter(s) to you except for the Temporary Bridging Loan Facility.

EB CDT

Oversea-Chinese Banking Corporation Limited 65 Chulia Street OCBC Centre Singapore 049513 Co.Reg.No.: 193200032W
Our Ref: 5/2021/134552/CM&EM2608/TT/RC	11
TDCX (SG) PTE. LTD.	PRIVATE & CONFIDENTIAL

The Bank reserves the right to request you, from time to time, to furnish it with documentary evidence (in form and substance acceptable to the Bank) showing your compliance with all the terms and conditions required by the Bank and to execute any further document(s) deemed necessary by the Bank.

We trust that the above terms and conditions are acceptable to you. This offer will lapse after 14 days from the date of this Facility Letter, unless otherwise arranged.

Please signify your acceptance by signing and returning to us the duplicate copy of this Facility Letter together with a certified copy of your Board Resolution(s) in the form attached. Notwithstanding your failure to accept and return this Facility Letter within the deadline set out above, the use of the Facilities by you shall be deemed as your acceptance of all terms and conditions as stated.

If you have any queries, please do not hesitate to contact Tim Tee at 6530 7417 who shall be pleased to assist you.

We are pleased to be of service to you and look forward to hearing from you in due course.

Yours faithfully
for OVERSEA-CHINESE BANKING CORPORATION LIMITED

/s/ Tim Tee	/s/ Lee Hwee Boon
Tim Tee	Lee Hwee Boon
Director	Managing Director
Middle Markets & Services	Head of Middle Markets & Services
Global Enterprise Banking	Global Enterprise Banking

We hereby accept the Facilities on the terms and conditions contained in this Facility Letter and in the Bank’s Standard Terms and Conditions Governing Banking Facilities.

We confirm there is no change to our Memorandum and Articles of Association.

We hereby authorise the Bank to debit all interest payable, costs, charges, monthly payment instalments and fees including processing fees and insurance premium, if any, from our Current Account No: 529038036001 or any other account which we have or may have with the Bank.

/s/ Laurent Bernard Marie Junique
For and on behalf of TDCX (SG) PTE. LTD.
Name of Authorised Signatory(ies): Laurent Bernard Marie Junique
Date: 3rd September 2021

EB CDT